UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2016

IHEARTMEDIA CAPITAL I, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-158279-36	27-0263715
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Basse Road, Suite 100

San Antonio, Texas 78209

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 822-2828

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2016, the sole member of iHeartMedia Capital I, LLC (the “Company”), in accordance with the Company’s Limited Liability Company Agreement, approved an increase in the size of the Board of Managers (the “Board”) by two managers and filled the resulting vacancies by the appointment of Frederic F. Brace and Charles H. Cremens as managers.

Messrs. Brace and Cremens were also appointed as members of the board of directors of iHeartMedia, Inc. (“iHM”), the Company’s indirect parent, and members of the board of directors of iHeartCommunications, Inc., the Company’s direct, wholly-owned subsidiary, on May 12, 2016.

Messrs. Brace and Cremens will receive the same form of Indemnification Agreement as all other members of the Company’s Board, which form was filed as Exhibit 10.26 to iHM’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008. The Board has determined that Messrs. Brace and Cremens will not serve on any committees of the Board at this time.

Messrs. Brace and Cremens have not entered into any other material plans, contracts or arrangements in connection with their appointment as managers. There are no arrangements or understandings between Messrs. Brace and Cremens and any other persons, naming such persons, pursuant to which Messrs. Brace and Cremens were selected to serve as managers of the Company, nor are they participants in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IHEARTMEDIA CAPITAL I, LLC

Date: May 18, 2016	By:	/s/ Lauren E. Dean
Lauren E. Dean
Vice President, Associate General Counsel and Assistant Secretary